Exhibit 10.1

2/17/2023

Dave Alves

Dear Dave,

It is my pleasure to invite you to join the team at Kohl’s, Inc. (“Kohl’s”). We’re a company driven by passion, innovation and a focus on quality - the same characteristics we look for in our associates. We believe you reflect these values and we feel confident you’ll find rewarding opportunities with us.

Position/Location: You are being offered the position of President and Chief Operating Officer, reporting to the Chief Executive Officer. This position is located at our corporate office in Menomonee Falls, WI.

Start Date: Your first day with the company will be determined after your acceptance of this offer (your “start date” or “date of hire”).

Salary: Your annualized salary will be $1,125,000. You will be paid on the 15th and 30th of each month. We will review your job performance and base compensation in accordance with our annual review process which typically occurs in the first quarter of each fiscal year.

Signing Incentive: You will receive a signing incentive payable in two payments of $700,000 each, less applicable deductions and withholdings (the “Signing Incentive”). The first payment will be paid to you within thirty (30) days of your start date. The second payment will be paid in August, 2023, contingent on your continued employment by Kohl’s through each payment date. This signing incentive is intended to offset any incentive payments you are expecting to receive and will otherwise forfeit upon your termination from your current employer.

Annual Incentive Program: Based on your position as President and Chief Operating Officer you will be eligible to participate in accordance with the Kohl’s Annual Incentive Program with a target of 140% of your base salary. This will provide an annual cash compensation opportunity equal to 0% to 150% of your bonus target, with the actual amount earned based upon Kohl’s annual performance relative to specific objectives and targets that are established by Kohl’s Board of Directors’ Compensation Committee at the beginning of each year. Any fiscal 2023 annual incentive award you may earn based on your target and Kohl’s 2023 performance up to $700,000 will be automatically reduced to $0. Any 2023 annual incentive amount you earn above $700,000 will be automatically reduced by $700,000. This reduction is being applied in conjunction with the second signing incentive payment you are expected to receive in August of 2023.

Equity Awards:

1.

One-Time Equity Award: You will receive a recruitment award of Kohl’s restricted stock units (RSUs) valued at $1,600,000. This award is being offered as both an offset to long term incentives you are expecting to receive and will forfeit upon leaving your current employer to join Kohl’s and as an enticement which will align your interests with those of our shareholders. In accordance with Kohl’s Equity Compensation Award Guidelines, the grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your start date at Kohl’s. The number of RSUs will be based upon the closing share price on the grant date. These RSUs will vest in 3 installments: 40% on the first anniversary of the grant date, 40% on the second anniversary of the grant date, and 20% on the third anniversary of the grant date, all contingent on your continued employment by Kohl’s on each vesting date.

2.

Subsequent Equity Awards: You will become eligible to participate in the Long Term Incentive Plan (LTIP) with an annual target of $2,000,000. Your first grant is expected to be made in conjunction with our next annual grant process in March of 2023 and will consist of 60% Performance Share Units (PSUs) and 40% Restricted Stock Units (RSUs). The number of PSUs and RSUs awarded will be based upon the closing share price on the grant date, with RSUs valued at that closing price and PSUs valued in accordance with Kohl’s standard Monte Carlo valuation methodology. The RSUs will vest in four equal annual installments. The PSUs cliff-vest following fiscal year 2025. The actual value of the PSUs is dependent upon Kohl’s cumulative performance in 2023, 2024 and 2025, and can be worth up to 200% of the grant date value. The value of the PSUs may also be modified by 25% (plus or minus) based upon Kohl’s “Total Shareholder Return” over that 3 year period. If your start date is after the date of our next annual grant process then the grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your start date at Kohl’s.

Executive Compensation Agreement: On your start date, you and Kohl’s will enter into an Executive Compensation Agreement which provides for separation benefits upon certain involuntary terminations.

Automobile Allowance or Company Automobile: You have the option to either receive an annualized automobile allowance of $18,000 paid bi-monthly or to lease a company automobile of your choosing.

Benefits: Kohl’s offers a competitive benefits package. These benefits are designed to promote health, assist in your financial future, and manage the demands of work and your personal life. Enrollment information will be mailed to your home address within 3 weeks of your date of hire. If you do not have this packet within this time-frame please contact the Benefits Service Center at 1-844-564-5747 press 1, then select option 1.

The Monday after your date of hire, you can get started exploring and enrolling in your Kohl’s benefits at myHR.kohls.com. You have 45 days from your date of hire to enroll in benefits. Your insurance coverage will begin immediately on your hire date. Carla Nelson is our internal Director of Benefits. You can also reach out to her by email at carla.nelson@kohls.com.

Executive Medical Plan: A comprehensive health plan which includes Medical/Prescription and Dental. In addition, you will be eligible for the Kohl’s Executive Medical Supplement Program. The Executive Medical Supplement Program provides up to an additional $50,000 annually to reimburse out of pocket expenses for customary medical, dental, and vision services as well as copayments and deductibles. Eligible expenses qualify as defined by IRS section code 213 (d).

Kohl’s, Inc. 401(k) Savings Plan: Immediately upon your date of hire you can begin contributions to the 401(k) savings plan, up to the annual IRS contribution limits. You may elect to save using pre-tax and/ or Roth contributions. After one year of service you will be eligible to receive a 100% match on your personal savings, up to 5% of your pay.

Non-Qualified Deferred Compensation Plan: This plan provides an additional pre-tax savings opportunity above the IRS limits on your 401(k) Plan. Each year, you may elect to contribute a portion of your base salary and/or bonus into the Plan and enjoy tax deferral of your contributions and their investment earnings until they are paid to you. You may use the plan to build additional wealth toward retirement or schedule withdrawals while still employed to meet other savings goals.

Financial and Tax Advisory Services: Kohl’s will reimburse you for certain financial advisory services up to $10,000 annually, and tax advisory services with no fixed limit.

PTO for exempt: As an associate of Kohl’s you will become eligible for PTO on the first of the month following your hire date. On an annual basis at the start of the fiscal year you will be eligible for 25 days of PTO.

Associate Discount: You will receive a 15% discount on merchandise you purchase for yourself and your eligible dependents consistent with Kohl’s policies and procedures.

Relocation: Complete details of the relocation package are outlined in the Kohl’s General Management Relocation Guide which will be provided to you. As a summary, the Kohl’s package includes the following, at Kohl’s discretion:

•	A relocation lump sum intended to assist with relocation related travel/miscellaneous expenses.

•	Direct billed/reimbursement of temporary living.

•	Movement and storage of household goods.

•	Home sell/home purchase expenses and dual mortgage for current homeowners.

•	Lease break and/or dual rental payment assistant for current renters.

•	Tax Assistance/Gross up of eligible taxable relocation expenses.

Upon acceptance, a Kohl’s relocation representative will be contacting you to initiate the process.

Miscellaneous:

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Reimbursement of Certain Payments Upon Termination of Employment: If you voluntarily terminate employment, or are terminated for cause within the first twelve (12) months from the date of the signed Relocation Agreement, you will be responsible for repayment of all relocation-related expenses previously reimbursed, or paid by the Company. If you voluntarily terminate employment, or are terminated for cause after the first twelve (12) months to within twenty-four (24) months from the date of the signed Relocation Agreement, you will be responsible for repayment of 50% of all relocation-related expenses previously reimbursed, or paid by the Company. You will also be required to repay 100% of the Signing Incentive if you voluntarily end your employment with Kohl’s or are terminated for cause within the first twelve (12) months of your hire date. Kohl’s may deduct these amounts from any final compensation owed to you.

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Authorization to Work: Kohl’s is required to verify your identity and authorization to work in the United States. You must provide us with documents that confirm your identity and authorization to work. Provided with this letter is a copy of the List of Acceptable Documents. Please provide either one document (one from List A) or two documents (one from List B and one from List C). Please bring these document(s) with you on your first day of employment

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Conditions: Kohl’s is offering you this position with the understanding that you have no contractual obligation to any employer that would prohibit or restrict your ability to perform your duties for Kohl’s. If an employment agreement or contract of any type exists that prohibits or restricts in any manner, your ability to perform work for Kohl’s, you must provide a written verification that is satisfactory to Kohl’s that releases you from any such obligation. Kohl’s will acknowledge receipt of the satisfactory document in writing. Until Kohl’s notifies you in writing of the receipt of a satisfactory releasing document, you shall have no employment rights hereunder. It should also be understood by you that Kohl’s has no interest in obtaining any proprietary or confidential information from your former employer. You should not bring any such information (in written or electronic form) to Kohl’s and Kohl’s will not accept such information from you for its use. If you have any questions with respect to what may constitute “trade secrets” or otherwise proprietary or confidential information, I urge you to contact your employer’s legal department or an attorney of your choosing for clarification. This offer is also contingent upon passing criminal history background and reference checks.

This covers the key aspects of our employment offer to you. If there is a discrepancy between the information in this letter and the legal plan documents, the legal plan documents will govern. The company reserves the right to amend, modify, suspend or terminate any of its equity, incentive, and other benefit programs at any time. Please note that this letter serves as a non-binding confirmation of an employment offer and is neither intended nor implied as a contract of employment. The terms of this offer, and your acceptance, shall not be binding upon either party until the above referenced Executive Compensation Agreement is signed by you and an authorized Kohl’s representative.

Dave, it is my pleasure to offer you this opportunity. On behalf of the entire Operating Committee, we look forward to working with you in supporting the growth and success of our Company.

Sincerely,

/s/ Marc Chini

Marc Chini

Chief People Officer

Kohl’s, Inc.

Please date, sign and return a copy of this offer letter to                 .

I accept the terms of this offer letter.

Dated this 20 (day) of Feb (month), 2023 (year).

X_	/s/ Dave Alves
FIRST LAST

KOHL’S SIGNING INCENTIVE AGREEMENT

AGREEMENT made this Feb 20, 2023 between Dave Alves (“Future Executive”) and Kohl’s, Inc. (“Company”), the Future Executive hereby agrees to reimburse the Company the gross amount of any Signing Incentive already received in the event the Executive voluntarily severs his/her employment with the Company or is terminated for cause at any time prior to the first anniversary of his/her start date with Kohl’s.

In the event the Future Executive is required to reimburse the Company, pursuant to this Agreement, the Future Executive will reimburse the Company for all payments in a lump sum on the last day of his/her employment with the Company. The Future Executive agrees Company may deduct amounts due the Company pursuant to this Agreement from wages owed by Company to the Future Executive.

This Agreement shall be interpreted and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws provisions. Any proceeding brought to enforce a party’s rights hereunder shall be brought exclusively in the courts of the State of Wisconsin, Waukesha County, and Executive expressly waives any claim that Waukesha County is an inconvenient Forum.

Nothing contained herein shall limit Company’s rights to terminate the Future Executive’s employment at any time, for any reason.

Signature:	/s/ Dave Alves
Dave Alves

Please sign and return a copy of this agreement to Matt Carpenter, VP Compensation and Analytics via email at                 .